CM ADVISORS FAMILY OF FUNDS
THIRD AMENDMENT TO THE
CUSTODY AGREEMENT

THIS THIRD AMENDMENT dated as of the 24th day of March, 2014, to the Custody Agreement, dated as of November 20, 2006, as amended September 21, 2010 and October 19, 2012 (the "Custody Agreement"), is entered into by and between CM Advisors Family of Funds, a Delaware statutory trust, (the “Trust”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the list of funds of the Agreement; and

WHEREAS, Article 15.2 Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Custody Agreement is superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CM ADVISORS FAMILY OF FUNDS		U.S. BANK, N.A.

By:	/s/ Arnold Van Den Berg	By:	/s/ Michael R. McVoy

Name:	Arnold Van Den Berg	Name:	Michael R. McVoy

Title:	President	Title:	Senior Vice President

3/2014

Amended Exhibit C to the Custody Agreement – CM Advisors Family of Funds
Fund Names
Separate Series of CM Advisors Family of Funds

Name of Series
CM Advisors Fund
CM Advisors Fixed Income Fund
CM Advisors Small Cap Value Fund
CM Advisors Micro Cap Value Fund
CM Advisors Defensive Fund

3/2014
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